Exhibit 99.1

PRESS RELEASE

Contact:
Robert D. Cozzone
President and Chief Executive Officer
Avidia Bancorp, Inc.
(800) 508-2265

Avidia Bancorp, Inc. Closes Initial Public Offering

Hudson, MA; July 31, 2025 – Avidia Bancorp, Inc. (the “Company”), the stock holding company of Avidia Bank, announced today the closing of its initial public offering in connection with the mutual-to-stock conversion of Assabet Valley Bancorp, the former mutual holding company of Avidia Bank, effective as of the close of business today. Listing of the Company’s common stock on the New York Stock Exchange under the ticker symbol “AVBC” is expected to begin on August 1, 2025.

The Company sold 19,176,250 shares of common stock (the adjusted maximum of the offering range), which includes 1,606,100 shares sold to Avidia Bank’s Employee Stock Ownership Plan (the “ESOP”), at a price of $10.00 per share for gross offering proceeds (before deducting offering expenses) of approximately $191.8 million.  The Company also contributed 900,000 additional shares of its common stock to the Avidia Bank Charitable Foundation, Inc., established and funded in connection with the conversion.  The Company has 20,076,250 shares of common stock issued and outstanding as a result of the closing of the conversion and stock offering.

As previously disclosed, the Company’s subscription offering was oversubscribed in the first-tier by eligible depositors of Avidia Bank as of the close of business on December 31, 2023.  All valid subscription orders submitted by first-tier eligible depositors of Avidia Bank and by the ESOP were filled according to the priorities and allocation procedures disclosed in the Company’s Prospectus dated May 13, 2025.  All other subscribers who submitted valid subscription orders will have their subscription funds refunded in full, with interest, as disclosed in the Prospectus.

Purchasers wishing to confirm their stock purchases may do so by contacting the Stock Information Center at (877) 821-5783 (toll-free).  The Stock Information Center is open Monday through Friday 10:00 a.m. to 4:00 p.m., Eastern time, except bank holidays.  Purchasers may also confirm their stock purchases online at https://allocations.kbw.com.

Continental Stock Transfer & Trust Company, the Company’s transfer agent, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares of common stock purchased in the subscription offering, as well as refund and interest checks, on or about July 31, 2025.

Luse Gorman, PC acted as legal counsel to the Company, Assabet Valley Bancorp and Avidia Bank.  Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as marketing agent for the Company in the subscription offering, and Nutter McClennen & Fish LLP acted as its legal counsel.
About Avidia Bank
Avidia Bank is a Massachusetts-chartered stock savings bank.  With headquarters in Hudson, Massachusetts, it also operates nine full-service banking offices in western Middlesex County and eastern Worcester County, in Massachusetts.
Forward-Looking Statements
This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements and/or refund and interest checks and/or unforeseen delays in the start of stock trading due to market disruptions or otherwise.
Legal Disclosure
The shares of common stock of Avidia Bancorp, Inc. are not deposit accounts or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

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